UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2020 (June 1, 2020)

ARCA biopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11080 CirclePoint Road, Suite 140, Westminster, CO		80020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 940-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ABIO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 —Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On June 1, 2020, the Company entered into a securities purchase agreement, which was subsequently amended and restated on June 3, 2020 (as amended and restated, the “Purchase Agreement”) with two investors relating to the issuance and sale (the “Offering”) of 348,000 shares of its common stock, par value $0.001 per share (“Common Stock”) and pre-funded warrants to purchase 325,500 shares of Common Stock (the “Pre-Funded Warrants”). The offering price for the securities is $9.00 per share of Common Stock and $8.999 per share for each Pre-Funded Warrant. The Pre‑Funded Warrants enable the holder to make a cash investment in the Company without increasing its beneficial ownership in the Common Stock because the shares of Common Stock underlying the Pre-Funded Warrant are not issued until the warrant is exercised. The Pre-Funded Warrants are exercisable immediately upon issuance at an initial exercise price of $0.001 per share and expire on the date upon which the Pre-Funded Warrant is fully exercised. The shares of Common Stock and Pre-Funded Warrants will be issued separately. The transaction is expected to close on Wednesday, June 3, 2020. The gross proceeds to the Company, before deducting placement agent fees and other offering expenses, were approximately $6.1 million. The gross proceeds represent a mutually agreed reduction in the gross proceeds of the offering from the initial $9.4 million previously announced on June 1, 2020.

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Pre-Funded Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, reclassifications and combinations of the Company’s Common Stock.

The Offering is being made pursuant to an effective registration statement on Form S-3 (Registration Statement No. 333-238067), as previously filed with the Securities and Exchange Commission (the “SEC”), and a related prospectus.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.

Pursuant to the Company’s engagement letter with JonesTrading Institutional Services LLC (“Jones”), the Company has agreed to pay Jones an aggregate fee equal to 8.0% of the gross proceeds received by the Company from the Offering. The Company will also reimburse Jones for its expenses in an amount up to $50,000.

The form of the Purchase Agreement and the form of Pre-Funded Warrant are filed as Exhibit 10.1 and Exhibit 4.1, respectively, and the description of the terms of the Purchase Agreement and the Pre-Funded Warrants are qualified in their entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares of Common Stock and Pre-Funded Warrants is attached as Exhibit 5.1 hereto.

A press release announcing the Offering is also attached as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

Updated Business Information

On June 3, 2020, the Company is expected to file with the SEC a prospectus supplement in connection with the Offering. The prospectus supplement will contain an updated description of certain aspects of the Company’s business and certain risk factors. Accordingly, the Company is filing this information with this Current Report on Form 8-K for the purpose of supplementing and updating disclosures contained in the Company’s prior filings with the SEC, including those discussed under the heading “Risk Factors,” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 18, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 6, 2020. The updated disclosures are filed herewith as Exhibit 99.2 and are incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Pre-Funded Warrant.
5.1	Opinion of Cooley LLP.
10.1	Form of Stock Purchase Agreement between the Company and the Purchasers, dated as of June 2, 2020.
23.1	Consent of Cooley LLP (contained in Exhibit 5.1).
99.1	Press Release titled, “ARCA biopharma Announces Closing of $6.1 Million Registered Direct Offering” dated June 3, 2020.
99.2	Updated Company Disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 3, 2020

ARCA biopharma, Inc.
(Registrant)

	By:	/s/ Brian L. Selby
		Name:	Brian L. Selby
		Title:	Vice President, Finance and Chief Accounting Officer